EXHIBIT 2.1
                                                                     -----------

Confidential treatment requested as to certain information contained in this
Exhibit 2.1 and filed separately with the Securities and Exchange Commission.




                            ASSET PURCHASE AGREEMENT



                                     Between

                                SPIRE CORPORATION

                                       and

                             GLORIA SOLAR CO., LTD.



                            Dated as of July 31, 2007




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                                TABLE OF CONTENTS


                                                                            Page
CONTENTS

ARTICLE I DEFINITIONS.........................................................1

   SECTION 1.01. CERTAIN DEFINED TERMS........................................1
   SECTION 1.02. DEFINITIONS..................................................7
   SECTION 1.03. INTERPRETATION AND RULES OF CONSTRUCTION.....................7

ARTICLE II PURCHASE AND SALE..................................................8

   SECTION 2.01. PURCHASE AND SALE OF PURCHASED ASSETS........................8
   SECTION 2.02. ASSUMPTION AND EXCLUSION OF LIABILITIES......................8
   SECTION 2.03. PURCHASE PRICE...............................................9
   SECTION 2.04. CLOSING......................................................9
   SECTION 2.05. CLOSING DELIVERIES BY THE SELLER.............................9
   SECTION 2.06. CLOSING DELIVERIES BY THE PURCHASER..........................9
   SECTION 2.07. CLOSING DELIVERIES BY THE COMPANY...........................10
   SECTION 2.08. POST-CLOSING DELIVERIES.....................................10
   SECTION 2.09. SUPPORT OF THE COMPANY......................................10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER.....................10

   SECTION 3.01. ORGANIZATION, AUTHORITY AND QUALIFICATION OF THE SELLER.....10
   SECTION 3.02. NO CONFLICT.................................................11
   SECTION 3.03. GOVERNMENTAL CONSENTS, APPROVALS AND THIRD PARTY CONSENTS.....
   SECTION 3.04. LITIGATION..................................................11
   SECTION 3.05. COMPLIANCE WITH LAWS........................................12
   SECTION 3.06. ENVIRONMENTAL AND OTHER PERMITS AND LICENSES;
                 RELATED MATTERS.............................................12
   SECTION 3.07. INTELLECTUAL PROPERTY.......................................12
   SECTION 3.08. ASSETS......................................................13
   SECTION 3.09. REAL PROPERTY...............................................13
   SECTION 3.10. TAXES.......................................................13
   SECTION 3.11. FULL DISCLOSURE.............................................13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................14

   SECTION 4.01. ORGANIZATION AND AUTHORITY OF THE PURCHASER.................14
   SECTION 4.02. NO CONFLICT.................................................14
   SECTION 4.03. GOVERNMENTAL CONSENTS AND APPROVALS.........................15
   SECTION 4.04. LITIGATION..................................................15
   SECTION 4.05. EXPORT REGULATIONS AND OTHER LAWS. .........................15

ARTICLE V ADDITIONAL AGREEMENTS..............................................15

   SECTION 5.01. ACCESS TO INFORMATION.......................................15
   SECTION 5.02. CONFIDENTIALITY.............................................15
   SECTION 5.03. SUBCONTRACTING AGREEMENT....................................16
   SECTION 5.04. SUBLEASE AGREEMENT..........................................16
   SECTION 5.05. BRANDING....................................................16
   SECTION 5.06. TAX COOPERATION AND EXCHANGE OF INFORMATION.................16
   SECTION 5.07. CONVEYANCE TAXES............................................17
   SECTION 5.08. ALLOCATION OF CERTAIN TAXES.................................17
   SECTION 5.09. SPIRE'S USE OF THE PURCHASED ASSETS POST-CLOSING............17
   SECTION 5.10. REFURBISHMENT OF PURCHASED ASSETS; PRODUCT WARRANTY.........18

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   SECTION 5.11. PERMITS.....................................................18
   SECTION 5.12. NON-COMPETITION.............................................18
   SECTION 5.13. FURTHER ACTION..............................................19

ARTICLE VI INDEMNIFICATION...................................................19

   SECTION 6.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................19
   SECTION 6.02. INDEMNIFICATION.............................................19
   SECTION 6.03. TAX TREATMENT...............................................20

ARTICLE VII TERMINATION......................................................20

   SECTION 7.01. TERMINATION.................................................20

ARTICLE VIII GENERAL PROVISIONS..............................................21

   SECTION 8.01. EXPENSES....................................................21
   SECTION 8.02. NOTICES.....................................................21
   SECTION 8.03. PUBLICITY...................................................22
   SECTION 8.04. SEVERABILITY................................................22
   SECTION 8.05. ENTIRE AGREEMENT............................................22
   SECTION 8.06. ASSIGNABILITY AND PARTIES IN INTEREST.......................22
   SECTION 8.07. AMENDMENTS AND WAIVERS......................................22
   SECTION 8.08. SPECIFIC PERFORMANCE........................................23
   SECTION 8.09. NONDISCLOSURE OF TERMS OF AGREEMENT.........................23
   SECTION 8.10. GOVERNING LAW...............................................23
   SECTION 8.11. DISPUTE RESOLUTION..........................................23
   SECTION 8.12. COUNTERPARTS................................................23

EXHIBITS

2.01(a)   Purchased Assets
2.01(b)   Excluded Assets
2.03(b)   Purchase Price




                                       ii
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     ASSET PURCHASE AGREEMENT, dated as of July 31, 2007, between SPIRE
CORPORATION, a Massachusetts corporation (the "Seller"), and GLORIA SOLAR CO., LTD., a corporation incorporated in the Republic of China (the "Purchaser"; the Seller and the Purchaser, collectively, the "Parties", and individually, a "Party").

     WHEREAS, the Seller designs and manufactures specialized equipment for producing photovoltaic ("PV") solar modules and is the owner of the Purchased Assets (as defined below); and

     WHEREAS, the Purchaser manufactures and sells PV solar modules;

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller, the Purchaser and Gloria Solar (Delaware) Company, Ltd., a Delaware corporation wholly owned by the Purchaser ("Gloria (Delaware)"), are entering into a Contribution Agreement, dated as of the date hereof (the "Contribution Agreement"), pursuant to which the Seller, the Purchaser and Gloria (Delaware) will establish a limited liability company under the laws of the State of Delaware (the "Company") to engage in the Company Business;

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller, Gloria (Delaware) and the Company are entering into an Operating Agreement, dated as of the date hereof (the "Operating Agreement"), which governs the rights and obligations of the Seller, Gloria (Delaware) and the Company in respect of the management and operation of the Company; and

     WHEREAS, the Purchaser wishes to purchase from the Seller, and the Seller wishes to sell to the Purchaser, the Purchased Assets, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

     "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, the Company, Spire and Gloria shall not be deemed to be Affiliates of each other.

     "Agreement" or "this Agreement" means this Asset Purchase Agreement (including the Exhibits and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 8.07.

     "Ancillary Agreements" means the Asset Purchase Ancillary Agreements and the Joint Venture Ancillary Agreements.

     "Asset Purchase Ancillary Agreements" means the Bill of Sale, the Subcontracting Agreement, the Sublease Agreement, and the Spire-Gloria Trademark License Agreement.

     "Bill of Sale" means the Bill of Sale and Assignment executed by the Seller as of the date hereof with respect to the sale and transfer of the Purchased Assets by the Seller to the Purchaser.

     "BOS" means balance of system.

     "Business Day" means any Day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable Law to be closed in the Republic of China or the United States.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing.

     "Claims" means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company Business" means the design, marketing, sale, installation coordination and project management of PV Systems to commercial, government, and utility customers in the United States using PV Modules and all other types of photovoltaic electricity-generating panels ***, and the provision of services to Gloria or its Affiliates for purposes of manufacturing PV Modules pursuant to the Subcontracting Agreement. For the avoidance of doubt, the Company Business shall not be deemed to include the designing, building, and selling of PV Module manufacturing equipment, including sales of any advanced manufacturing equipment line to produce PV Systems for customers in all fields (specifically including, without limitation, customers seeking to build utility-scale electric generation stations and customers seeking to build equipment suitable for building such manufacturing equipment).

     "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise, including the ownership, directly or indirectly, of securities or

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

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ownership interests having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

     "Conveyance Taxes" means all sales, use, value added, transfer, stamp, stock transfer, real property transfer, or gains and similar Taxes.

     "Days" or "days" means all calendar days, regardless of whether such days are legal holidays under the laws of the United States or any State or the laws of the Republic of China.

     "Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

     "Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "Environment" means surface waters, groundwaters, soil, subsurface strata and ambient air.

     "Environmental Claims" means any Claims relating in any way to any Environmental Law or any Environmental Permit, including: (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

     "Environmental Laws" means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 6901 et seq.; the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq.; the Atomic Energy Act, 42 U.S.C. ss.ss. 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. ss.ss. 301 et seq.

     "Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

     "Excluded Taxes" means: (a) all Income Taxes owed by the Seller or any of its Affiliates for any period; (b) all Taxes relating to the Excluded Assets or Retained Liabilities for any period; (c) all Taxes relating to the Purchased Assets, the Business or the Assumed

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Liabilities for any Pre-Closing Period; (d) all Taxes of the Seller or any other
Person by reason of being a member of a consolidated, combined, unitary or affiliated group that includes the Seller or any of its present or past Affiliates, by reason of a tax sharing, tax indemnity or similar agreement entered into by the Seller or any of its present or past Affiliates (other than this Agreement) or by reason of transferee or successor liability arising in respect of a transaction undertaken by the Seller or any of its present or past Affiliates; and (e) Taxes imposed on Purchaser as a result of any breach of warranty or misrepresentation under Section 3.09, or breach by the Seller of any covenant relating to Taxes. For purposes of this Agreement, in the case of any Straddle Period, Income Taxes relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the date of the Closing.

     "Facility" means the module assembly line located at the Real Property used by the Seller to assemble standard or building-integrated PV Modules ***, and as described in further detail in Section 2.01(a).

     "Governmental Authority" means any federal, foreign, national, supranational, state, provincial, municipal, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Hazardous Materials" means: (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas; (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance that is regulated by any Environmental Law.

     "Income Taxes" means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing-business Taxes.

     "Indemnified Party" means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

     "Indemnifying Party" means the Seller pursuant to Section 6.02(a) or the Purchaser pursuant to Section 6.02(b), as the case may be.

     "Intellectual Property" means all: (a) patents, patent applications, inventions, discoveries (whether or not patentable or reduced to practice) and statutory invention registrations; (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

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thereby or associated therewith; (c) mask works, published and unpublished works of authorship (whether or not copyrightable), copyrights, including copyrights in computer software, registrations and applications for registration thereof, renewals and extensions therefor and all rights associated therewith; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; and (e) any and all other proprietary rights.

     "IRS" means the Internal Revenue Service of the United States.

     "Joint Venture Ancillary Agreements" means the Joint Venture Ancillary Agreements, as defined in the Contribution Agreement.

     "Law" means any foreign, federal, national, supranational, state, provincial, municipal, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

     "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental
Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "Licensed Intellectual Property" means all Intellectual Property licensed by third parties to the Seller pursuant to agreements between the Seller and such third parties and used in connection with the Seller's business, including, without limitation, its operation of the Purchased Assets.

     "Material Adverse Effect" means any circumstance, change in or effect on the Purchased Assets or the Seller that, individually or in the aggregate with all other circumstances, changes in or effects on the Purchased Assets or the
Seller: (a) is or is reasonably likely to be materially adverse to the Purchased Assets; or (b) is reasonably likely to materially and adversely affect the ability of the Purchaser to operate the Purchased Assets in the manner in which it is currently or contemplated to be operated or conducted by the Seller.

     "Owned Intellectual Property" means all Intellectual Property owned by the Seller and used in connection with the Seller's business, including, without limitation, its operation of the Purchased Assets.

     "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity or group of related entities.

     "Pre-Closing Period" means any taxable period (or portion thereof) ending on or prior to the date of the Closing. "Primary Transaction Agreements" means this Agreement, the Operating Agreement, and the Asset Purchase Agreement.

     "Property Taxes" means real and personal AD VALOREM property Taxes and any other Taxes imposed on a periodic basis and measured by the items' deemed value.

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     "PV Module" means a photovoltaic electricity-generating panel using any variety of silicon and deposited metals with peak electricity production of less than five hundred seventy five (575) watts and dimensions with a maximum limit of two hundred fifty centimeters (250cm) by one hundred fifty centimeters (150 cm).

     "PV System" means an electricity generating system comprising one or more interconnected PV Modules and additional balance of system components, typically installed on rooftops, or as ground-mounted arrays, or integrated into building designs, which can be interconnected to the electric utility grid (grid-tied) or separate from the utility grid (off-grid).

     "Real Property" means an internal portion of the improvements and building located at One Patriots Park, Bedford, Massachusetts.

     "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.

     "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

     "Remedial Action" means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

     "Spire-Gloria Trademark License Agreement" means the trademark license agreement by and between Spire and Gloria as of the date hereof.

     "Spire PV Technology" means the Owned Intellectual Property and Licensed Intellectual Property used in connection with the Purchased Assets and the PV Modules, and as to each of the foregoing.

     "Straddle Period" means any taxable period beginning on or prior to and ending after the date of the Closing.

     "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, AD VALOREM, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

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     "Tax Returns" means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

     "***.

     SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

     Definition                                            Location
     "Allocation"                                          2.03(b)
     "Assumed Liabilities"                                 2.02(a)
     "Bank Account Designation Notice"                     2.08(b)
     "Closing"                                             2.04
     "Company"                                             Recitals
     "Contribution Agreement"                              Recitals
     "Excluded Assets"                                     2.01(b)
     "Excluded Liabilities"                                2.02(b)
     "Gloria (Delaware)"                                   Recitals
     "Purchaser Indemnified Party"                         6.02(a)
     "Loss"                                                6.02(a)
     "Operating Agreement"                                 Recitals
     "Party"                                               Preamble
     "Permits"                                             3.05
     "Purchase Price"                                      2.03(a)
     "Purchased Assets"                                    2.01(a)
     "Purchaser"                                           Preamble
     "PV"                                                  Recitals
     "Seller Indemnified Party"                            6.02(b)
     "Sublease Agreement"                                  5.04
     "Seller"                                              Preamble
     "Subcontracting Agreement"                            5.03
     "Transferred Know-how"                                3.07(a)
     "Warranty Period"                                     5.09(b)

     SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

     (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

     (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

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     (c) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

     (d) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

     (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

     (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

     (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

     (h) references to a Person are also to its successors and permitted assigns; and

     (i) the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

                                   ARTICLE II

                                PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale of Purchased Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Seller, the Facility, including, without limitation,

     (i) all assets comprising the Facility, including all ancillary equipment and furnishings, spare parts and supplies; and

     (ii) all of the assets set forth on Exhibit 2.01(a);

all such assets collectively being referred to as the "Purchased Assets".

     (b) For the avoidance of doubt, the Purchased Assets shall exclude the assets set forth on Exhibit 2.01(b) (collectively, the "Excluded Assets").

     SECTION 2.02. Assumption and Exclusion of Liabilities. (a) The Purchaser shall only be responsible for Liabilities arising from or in connection with the Purchased Assets to and only to the extent such Liabilities are incurred and due to be performed after the Closing (the "Assumed Liabilities").

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     (b) The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for: (i) all Liabilities of the Purchased Assets (other than the Assumed Liabilities), including, without limitation, any and all Liabilities arising from or in connection with the Excluded Assets; and (ii) the Excluded Taxes (collectively, the "Excluded Liabilities"). The Seller shall pay and discharge the Excluded Liabilities as and when the same become due and payable.

     SECTION 2.03. Purchase Price. (a) The purchase price for the Purchased Assets shall be that amount set forth at Schedule 2.03 (the "Purchase Price").

     (b) For all Tax purposes, the Purchaser and the Seller agree that the transactions contemplated in this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. Each of the Seller and the Purchaser agrees to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such Form prepared in draft form within a reasonable period before its filing due date. Any subsequent adjustment to the Purchase Price shall be reflected in the Allocation in a manner consistent with
Section 1060 of the Code and the Regulations thereunder.

     SECTION 2.04. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets shall take place at a closing (the "Closing") to be held at the office of Spire Corporation, One Patriots Park, Bedford, Massachusetts on the date hereof.

     SECTION 2.05. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

     (a) the Bill of Sale and such other instruments, in form and substance satisfactory to the Purchaser, as may be requested by the Purchaser to transfer the Purchased Assets to the Purchaser or evidence such transfer on the public records;

     (b) executed counterparts of each Asset Purchase Ancillary Agreement to which the Seller is a party; and

     (c) a certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement and the Asset Purchase Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

     SECTION 2.06. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller or the Company, as applicable:

     (a) executed counterparts of each Asset Purchase Ancillary Agreement to which the Purchaser is a party; and

     (b) a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this

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Agreement and the Asset Purchase Ancillary Agreements
and the other documents to be delivered hereunder and thereunder.

     SECTION 2.07. Closing Deliveries by the Company. At the Closing, the Seller and the Purchaser shall take all necessary action to cause the Company to deliver to Gloria executed counterparts of the Subcontracting Agreement.

     SECTION 2.08. Post-Closing Deliveries. (a) Within fourteen (14) days after the Closing, (i) the Seller shall deliver to the Purchaser a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the Asset Purchase Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby; (ii) the Purchaser shall deliver to the Seller a true and complete copy, certified by Chief Executive Officer of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Asset Purchase Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby; and (iii) the Seller shall deliver a written notice in respect of the designation of a bank account for purposes of receiving the Purchase Price (the "Bank Account Designation Notice").

     (b) Within thirty (30) days after the Closing, (i) the Purchaser shall deliver to the Seller the Purchase Price by wire transfer in immediately available funds to a bank account designated in the Bank Account Designation Notice; and (iii) and the Seller shall deliver to the Purchaser the receipt for the Purchase Price on the date on which the Purchase Price is delivered.

     SECTION 2.09. Support of the Company. The Parties agree that, after the Closing, the Purchaser shall provide primary and priority use of the Purchased Assets to support the Company in respect of the Company Business by supplying to the Company PV Modules manufactured by the Purchased Assets by subcontracting the operation of the Purchased Assets to the Company pursuant to the Subcontracting Agreement or, upon the expiration of the Subcontracting Agreement, on a best prices basis.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

     As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants the hereinbelow items to the Purchaser, as of the date hereof and as of the Closing. Notwithstanding the foregoing, Seller shall not be liable for breach of the representations and warranties contained herein unless the accrued damage to the Purchaser exceeds Five Thousand U.S. Dollars (US$5,000.00) resulting from any single claim or multiple claims arising out of the same facts, events or circumstances, computed cumulatively.

     SECTION 3.01. Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of

Massachusetts and has all necessary corporate power and authority to enter into this Agreement and the Asset Purchase Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. The execution and delivery of this Agreement and the Asset Purchase Ancillary Agreements by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and upon their execution the Asset Purchase Ancillary Agreements shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Asset Purchase Ancillary Agreements shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

     SECTION 3.02. No Conflict. The execution, delivery and performance of this Agreement and the Asset Purchase Ancillary Agreements by the Seller do not and will not: (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-Laws of the Seller; (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller, or any of its assets, properties or businesses, including the Purchased Assets; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party or by which any of the Purchased Assets is bound or affected. The Seller knows of no basis to believe, in the exercise of reasonable discretion and foresight, that a Material Adverse Effect is likely to arise from the execution and consummation of this Asset Purchase Agreement and the transactions thereby contemplated.

     SECTION 3.03. Governmental Consents, Approvals and Third Party Consents. The execution, delivery and performance of this Agreement and each Asset Purchase Ancillary Agreement by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or third party.

     SECTION 3.04. Litigation. There are no Actions relating to the Purchased Assets or affecting any of the Purchased Assets pending before any Governmental Authority (or, to the best knowledge of the Seller after due inquiry, threatened to be brought by or before any Governmental Authority). Neither the Seller nor any of its assets or properties, including the Purchased Assets, is subject to any Governmental Order (nor, to the best knowledge of the Seller after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Asset Purchase Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

     SECTION 3.05. Compliance with Laws. The Seller has operated and continues to operate the Purchased Assets in accordance with all Laws and Governmental Orders applicable to the Seller or the Purchased Assets, and the Seller is not in violation of any such Law or Governmental Order. The Seller has obtained all governmental licenses, certifications, permits and authorizations necessary to operate the Facility as now operated (collectively, the "Permits") and the Permits may be freely re-issued in the name of the Purchaser after the Closing. The Seller has delivered to the Purchaser true and complete copies of the Permits prior to the date hereof.

     SECTION 3.06. Environmental and Other Permits and Licenses; Related Matters. The Seller (as it relates to the Real Property and the Purchased Assets) is in compliance with all applicable Environmental Laws and all Environmental Permits. There has been no Release of any Hazardous Material on the Real Property or from or by any of the Purchased Assets. There are no Environmental Claims pending or threatened against the Seller (relating to the Real Property or the Purchased Assets), and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim. The Seller does not have any actual or alleged Liability, whether fixed or contingent, relating to the Real Property or the Purchased Assets under any Environmental Law. Neither the execution of this Agreement or the Asset Purchase Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

     SECTION 3.07. Intellectual Property. (a) There is no Spire PV Technology that is materially necessary for the operation of the Purchased Assets, and the manufacturing know-how described in Exhibit 2.01(a) (the "Transferred Know-how") constitutes all of the know-how used or held for use in the operation of the Purchased Assets, and there are no other items of Spire PV Technology that are material or necessary for the operation of the Purchased Assets immediately after the Closing in substantially the same manner as operated prior to the Closing.

     (b) The Seller is the lawful owner of the entire right, title and interest in and to the Transferred Know-how. There is no Action or Claim pending, asserted or threatened, contesting or challenging the ownership, validity, registerability or enforceability of the Seller's right to the Transferred Know-how.

     (c) The operation of the Purchased Assets as currently conducted and the use of the Transferred Know-how do not infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any third party, and no Action alleging any of the foregoing is pending, and no Claim has been threatened or asserted against the Seller alleging any of the foregoing. No Person is engaging in any activity that infringes, misappropriates or otherwise violates or conflicts with the Transferred Know-how.

     (d) The Seller has taken all reasonable measures to maintain the confidentiality and value of all confidential information used in connection with the operation of the Purchased Assets. No confidential information, trade secrets or other confidential Intellectual Property has been disclosed by the Seller to any Person except pursuant to valid and appropriate non-disclosure and/or license agreements that have not been breached.

     (e) The consummation of the transactions contemplated by this Agreement will not result in the Purchaser being: (i) bound by, or subject to, any non-compete obligation, covenant not to sue, or other restriction on the operation or scope of its business; or (ii) obligated to pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by the Seller prior to the Closing.

     SECTION 3.08. Assets. (a) The Seller has good and marketable title to all the Purchased Assets, free and clear of all Encumbrances. The Seller has caused the Purchased Assets to be maintained in accordance with good business practices, and has recently refurbished the Facility by replacing certain necessary components and providing preventive maintenance. All the Purchased Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used.

     (b) The Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement, the Purchaser will own good, valid and marketable title to the Purchased Assets, free and clear of any Encumbrances, and without incurring any penalty or other adverse consequence, including any increase in royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

     SECTION 3.09. Real Property. There is no violation of any Law (including any building, planning or zoning law) relating to the Real Property. The Seller has made available to the Purchaser a true, legible and complete copy of the deed for the Real Property. The Seller is in peaceful and undisturbed possession of the Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used. There are no material latent defects or material adverse physical conditions affecting the Real Property. The Seller has not subleased any parcel or any portion of the Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the best knowledge of the Seller after due inquiry, threatened against the Real Property. To the best knowledge of the Seller after due inquiry, there are no facts that would prevent the Real Property from being occupied by the Purchased Assets after the Closing in the same manner as occupied by the Purchased Assets immediately prior to the Closing.

     SECTION 3.10. Taxes. There are no Tax liens on any of the Purchased Assets.

     SECTION 3.11. Full Disclosure. The Seller is not aware of any facts pertaining to the Seller or the Purchased Assets which are reasonably probable to have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule or otherwise disclosed to the Purchaser by the Seller in writing. No representation or warranty of the Seller in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

     As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants the hereinbelow items to the Seller, as of the date hereof and as of the Closing. Notwithstanding the foregoing, Purchaser shall not be liable for breach of the representations and warranties contained herein unless the accrued damage to the Seller exceeds Five Thousand U.S. Dollars (US$5,000.00) resulting from any single claim or multiple claims arising out of the same facts, events or circumstances, computed cumulatively.

     SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Asset Purchase Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Asset Purchase Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution the Asset Purchase Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Asset Purchase Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

     SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance by the Purchaser of this Agreement and the Asset Purchase Ancillary Agreements to which it is a party do not and will not: (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws (or similar organizational documents) of the Purchaser;
(b) conflict with or violate any Law or Governmental Order applicable to the Purchaser; or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Asset Purchase Ancillary Agreements. Purchaser knows of no basis to believe, in the exercise of reasonable discretion and foresight, that a Material Adverse Effect is likely to arise from the execution and consummation of this Agreement and the transactions thereby contemplated.

     SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Asset Purchase Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

     SECTION 4.04. Litigation. No Action by or against the Purchaser is pending or, to the best knowledge of the Purchaser after due inquiry, threatened, which could affect the legality, validity or enforceability of this Agreement, any Asset Purchase Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

     SECTION 4.05. Export Regulations and Other Laws. The Seller is subject to the export regulations of the United States Department of Commerce and other regulatory agencies that regulate the export from the United States of certain technical data and information. Because of these regulations, the Parties to this Agreement recognize that the Seller may furnish such technical data to the Purchaser and Gloria (Delaware) only on the condition that the Purchaser and Gloria (Delaware) not re-export the technical data and/or information to any country to which Spire may not, without a validated export license, export such data directly. The Purchaser and Gloria (Delaware) acknowledge that the Purchaser and Gloria (Delaware) are knowledgeable of such export regulations and agree not to violate them or take any action or fail to take such action that would allow technical data and/or information or any product based on them to be shipped either directly or indirectly to any country not permitted by said regulations unless prior, written authorization is obtained from the relevant agencies having jurisdiction over such shipment either directly or through Spire. The Parties hereby represent and warrant that the transaction contemplated by this Agreement does not and will not result in any violation of such export regulations or any other laws or regulations governing this Agreement by virtue of the nationality or structure of any owners or Affiliates of the Purchaser or Gloria (Delaware).

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     SECTION 5.01. Access to Information. In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall: (i) retain the books and records of the Seller which relate to the Purchased Assets and its operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser; and
(ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make photocopies, at the Purchaser's expense), during normal business hours, to such books and records.

     SECTION 5.02. Confidentiality. The Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential or proprietary information with respect to the Purchased Assets and the Purchaser; (b) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this
Section 5.02; (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.02, furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and
(d) promptly furnish to the Purchaser any and all copies of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers or directors and destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers or directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; PROVIDED, HOWEVER, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors.

     SECTION 5.03. Subcontracting Agreement. At the Closing, the Purchaser shall, and the Seller and the Purchaser shall cause the Company to, enter into a subcontracting agreement (the "Subcontracting Agreement"), pursuant to which the Purchaser shall subcontract the operation of the Purchased Assets to the Company, as more fully set forth in the Subcontracting Agreement.

     SECTION 5.04. Sublease Agreement. At the Closing, the Seller and the Purchaser shall enter into a Sublease Agreement (the "Sublease Agreement"), pursuant to which the Seller shall make available for lease by the Purchaser and the Purchaser shall lease from the Seller for purposes of housing the Purchased Assets, the Real Property, which shall be adequate and convenient for the operation of the Purchased Assets as currently operated and intended to be operated and is acceptable to the Purchaser in its sole discretion, as more fully set forth in the Sublease Agreement. The Parties hereby agree and acknowledge that the terms of the Sublease Agreement, including, without limitation, the rate per square foot, shall be commercially reasonable and competitive with amounts that would be paid to third parties in similar agreements for light industrial space in the Boston area on an "arms' length" basis.

     SECTION 5.05. Branding. The Parties hereby agree that following the Closing, the products manufactured by the Facility shall be sold under the brand of "Spire" or "Gloria-Spire" as determined by the Purchaser in its sole discretion pursuant to a trademark license agreement to be entered into between the Seller as licensor and the Purchaser as licensee at the Closing (the "Trademark License Agreement").

     SECTION 5.06. Tax Cooperation and Exchange of Information. The Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other relating to the Purchased Assets (including access to books and records) as is reasonably necessary for:
(a) filing any Tax Return, amended Tax Return or claim for refund; (b) determining a liability for Taxes or a right to a refund of Taxes; (c) participating in or conducting any audit or other proceeding in respect of Taxes, or (d) making representations to or furnishing information to parties subsequently desiring to purchase any part of the Purchased Assets from the Purchaser. Each of the Seller and the Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets for each taxable period first ending after the Closing and for all prior taxable periods until the later of: (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods; and (ii) six (6) years following the due date (without extension) for such Tax Returns.

     SECTION 5.07. Conveyance Taxes. The Seller shall be liable for and shall hold the Purchaser harmless against any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement. The Seller, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any such Conveyance Tax to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure.

     SECTION 5.08. Allocation of Certain Taxes(a) . Except as set forth below, the Purchaser shall be liable for and shall hold the Seller harmless against any and all Taxes arising from the ownership, use and/or operation of the Purchased Assets from and after the Closing. With respect to Property Taxes for the current Tax year, the Seller shall be responsible for all such Property Taxes for the Pre-Closing Period and the Purchaser shall be responsible for all such Property Taxes for the Post-Closing Period. All such Property Taxes assessed on an annual basis shall be prorated on the assumption that an equal amount of Property Tax applies to each day of the year, regardless of how installment payments are billed or made and any supplemental Property Taxes or assessments which arise out of a revaluation of any Purchased Asset, which revaluation would not have occurred except for the change in the ownership of such Purchased Asset, shall be allocated to the Post-Closing Period and shall accordingly be borne by the Purchaser. Any payment of Taxes due from one Party to the other pursuant to the foregoing provisions of this Section 5.08 shall be paid at the Closing. If the current year's Taxes and assessments are not available at the Closing, for purposes of apportionment between the Seller and the Purchaser and payment pursuant to this Section 5.08, the amount thereof shall be estimated on the basis of the prior year's Taxes and assessments, and any incremental payment shall be adjusted after receipt of the final Tax statements, but within fifteen
(15) days after such statements are provided by the appropriate Tax authorities.

     SECTION 5.09. Spire's Use of the Purchased Assets Post-Closing. At times convenient and acceptable to the Company, and for a period of no longer than one hundred twenty (120) days weeks after the Closing, Spire shall be allowed to use the Purchased Assets for the purpose of training related to equipment projects entered into by Spire prior to the Closing. For the avoidance of doubt, the Purchased Assets shall be primarily used for Company Business at all times during this period.

     SECTION 5.10. Refurbishment of Purchased Assets; Product Warranty(a) . (a) The Seller agrees that as promptly as possible but in no event later than one hundred twenty (120) days after the Closing, it shall refurbish the Purchased Assets by replacing certain necessary components and providing preventive maintenance.

     (b) The Purchased Assets will be free from defects in workmanship and materials for a period of twelve (12) months after the completion of the refurbishment described in clause (a) above (the "Warranty Period"). During the Warranty Period, in the event that any Purchased Asset, including, without limitation, any component or system in the Facility, is found to contain a defect in materials or workmanship, or otherwise fails to perform in the ordinary manner, the Seller shall, at its expense and in its sole and reasonable discretion, replace or repair such Purchased Asset.

     SECTION 5.11. Permits. The Seller shall use its commercially reasonable efforts to have all Permits re-issued in the name of the Purchaser as soon as practicable but in no event later than sixty (60) days after the Closing.

     SECTION 5.12. Non-Competition. Neither the Purchaser nor Spire shall, directly or indirectly, compete with the Company in the design, marketing, sale, installation coordination, or project management of PV Systems in the United States by using PV Modules or any other type of photovoltaic electricity-generating panels (***). For three (3) years from the date hereof, Spire shall not mass manufacture, market, or sell any PV Modules throughout the world. Beginning on the fourth (4th) anniversary of the date hereof, Spire shall only be allowed to sell PV Modules as a commodity item outside of the United States. Subject to the foregoing restrictions, Spire shall have the right to continue to do the following on a non-exclusive basis: (i) design, build, and sell PV Module manufacturing equipment, including sales of any advanced manufacturing equipment line to produce PV Systems for Spire's customers, including customers in all fields (specifically including, without limitation, customers seeking to build utility-scale electric generation stations and customers seeking to build equipment suitable for building such manufacturing equipment, whether conducted by Spire directly or under license (or sublicense) from Spire); (ii) receive CE markings and Underwriters Laboratories listings;
(iii) instruct module design theory and assembly processes to customers; (iv) design and produce prototype modules in support of manufacturing equipment sales or research and development programs; (v) use the Spire PV Technology to sell PV Modules and PV Systems, pursuant to the above-stated restrictions, and to conduct all PV Systems business on a non-exclusive basis, in any territory other than the United States, and including, without limitation, as allowed pursuant to the Technology License Agreement; and (vi) develop, research, enhance, perfect, file letters patent on, retain trade secrets on, sell, license, or otherwise use Spire Intellectual Property, provided that if Spire develops any new PV Module technology during the term of this Agreement, Spire shall be prevented from any market launch of such technology for one (1) year from the date of the Closing, and Spire shall, in good faith, offer to license the new PV Module technology to the Purchaser and the Company pursuant to a long-term intellectual property license agreement on commercially reasonable terms and conditions. For the avoidance of doubt, the Purchaser shall have the right to sell PV Modules as a commodity item throughout the world.

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

     SECTION 5.13. Further Action. Each of the Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Asset Purchase Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.

                                   ARTICLE VI

                                 INDEMNIFICATION

     SECTION 6.01. Survival of Representations and Warranties. The representations and warranties of the Seller and the Purchaser contained in this Agreement and the Asset Purchase Ancillary Agreements shall survive the Closing until sixty (60) days after the expiration of the relevant statute of limitations for the liabilities in question; PROVIDED, HOWEVER, that the representations and warranties made pursuant to Sections 3.01, 3.02, 3.08, 4.01 and 4.02 shall survive indefinitely. Neither the period of survival nor the liability of a Party with respect to such Party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the other Party. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

     SECTION 6.02. Indemnification. (a) The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser Indemnified Party") shall be indemnified and held harmless by the Seller for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

     (i) the breach of any representation or warranty made by the Seller contained in this Agreement or any Asset Purchase Ancillary Agreement;

     (ii) the breach of any covenant or agreement by the Seller contained in this Agreement or any Asset Purchase Ancillary Agreement;

     (iii) any and all Losses suffered or incurred by the Purchaser by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of the Seller occurring or existing prior to the Closing; and

     (iv) the Excluded Liabilities.

     (b) The Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party") shall be indemnified and held harmless by the Purchaser for and against any and all Losses arising out of or resulting from:

     (i) the breach of any representation or warranty made by the Purchaser contained in this Agreement or any Asset Purchase Ancillary Agreement; and

     (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement or any Asset Purchase Ancillary Agreement.

     (c) However and notwithstanding clauses (a) and (b) above, an Indemnifying Party shall not be liable for any claim for indemnification pursuant to this
Section 6.02, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds Twenty-Five Thousand US Dollars (US$25,000.00), whereupon the Indemnified Party shall be entitled to indemnification for the full amount of such Lossess.

     SECTION 6.03. Tax Treatment. The Seller and the Purchaser agree that all payments made by either of them to or for the benefit of the other under this
Article VII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants shall be treated as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant Party on an after-Tax basis.

                                   ARTICLE VII

                                   TERMINATION

     SECTION 7.01. Termination. This Agreement may be terminated at any time:

     (a) by either the Seller or the Purchaser if the Closing shall not have occurred as of the date hereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.01(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

     (b) by the Seller if the Purchaser fails to pay the Purchase Price pursuant to Section 2.07(b);

     (c) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

     (d) by either Party in the event that the other Party: (i) terminates the Operating Agreement or the Contribution Agreement; or (ii) defaults under, breaches, or fails to perform any of the material obligations, covenants, or agreements (such default or breach hereinafter a "Material Breach") contained in the Operating Agreement or the Contribution Agreement, and such Material Breach is not remedied within thirty
(30) days after notification thereof by the non-defaulting Party; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any Party whose failure to fulfill any obligation under the Operating Agreement or the Asset Purchase Agreement, as the case may be, shall have been the cause of, or shall have resulted in, the termination or the Material Breach, as the case may be.

     (e) by the mutual written consent of the Seller and the Purchaser.

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of either Party except: (a) as set forth in Sections 5.02 and 8.01; and (b) that nothing herein shall relieve either Party from liability for any breach of this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

     (a)   if to the Seller:
           Spire Corporation
           One Patriots Park
           New Bedford, Massachusetts 01730
           Facsimile:  +1-781-275-7470
           Attention:  Rodger LaFavre, Chief Operating Officer

     (b)   if to the Purchaser:
           Gloria Solar Co., Ltd.
           No. 498, Section 2, Bentian Road
           An-Nan Dist., Tainan
           70955, Taiwan, Republic of China
           Facsimile:  +866-6-38407333
           Attention:  George Hsu, Chief Operating Officer

     SECTION 8.03. Publicity. So long as this Agreement is in effect, no Party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other Party, except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall, to the extent practicable, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance

     SECTION 8.04. Severability. If any term or provision of this Agreement is held by a court or arbitral panel of competent jurisdiction to be in violation of any applicable Law, judicial decision or public policy, and if such court or arbitral panel declares such term or provision to be illegal, invalid, unlawful, void, voidable or unenforceable as written, then such provision shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, and the remainder of the terms and provisions shall be construed as if such illegal, invalid, unlawful, void, voidable or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions shall be in accordance with the intent of the Parties.

     SECTION 8.05. Entire Agreement. The Primary Transaction Agreements and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof. In the event of any inconsistency among the terms and conditions of the Primary Transactions Agreements related to the subject matter herein, the terms and conditions shall govern in the following order: (a) the Operating Agreement; (b) the Contribution Agreement; (c) this Agreement. In the event of any inconsistency among the terms and conditions of this Agreement and the Asset Purchase Ancillary Agreements related to the subject matter herein, the terms and conditions of this Agreement shall govern over the Asset Purchaser Ancillary Agreements. In the event of a minor inconsistency between such documents, the provisions thereof shall be interpreted so as to minimize any such inconsistency, to be read as a harmonious whole.

     SECTION 8.06. Assignability and Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior, written consent of the other Party, except as provided herein; PROVIDED, HOWEVER, that this Agreement or any of its rights and obligations hereunder may be assigned by any Party to one or more of its Affiliates without the prior written consent of the other Party. The rights and remedies of this Agreement are intended solely for the benefit of the Parties, their successors and permitted assigns and are not intended to create or confer any rights or obligations enforceable by any third party, except as otherwise provided by applicable Law.

     SECTION 8.07. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.

     (b) No failure or delay by any Party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     SECTION 8.08. Specific Performance. The Seller agrees that the Purchaser would suffer irreparable damage in the event any provision of this Agreement was not performed by the Seller in accordance with the specific terms hereof and that the Purchaser shall be entitled to specific performance of such terms, in addition to any other remedy at law or in equity.

     SECTION 8.09. Nondisclosure of Terms of Agreement. Each Party agrees that it shall not disclose the terms of this Agreement, other than to its agents, officers, attorneys, accountants, and other required professionals, without the consent of the other Party, except to the extent required by Law or Governmental Orders or unless served with compulsory process in any judicial proceeding, in which event, such Party agrees to give prompt notice to the other Party of the compulsory process.

     SECTION 8.10. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, without limitation, matters of validity, construction, effect, performance, and remedies.

     SECTION 8.11. Dispute Resolution. (a) If any dispute is not resolved within fourteen (14) days after the notice given by the Party raising such dispute to the other, either Party may give notice to the other Party of this failure and, thereupon, may commence Arbitration pursuant to clause (b), hereinbelow. The Parties hereby exclude recourse to the courts, unless required for urgent interim measures of protection, such as the threat of irreparable harm.

     (b) The Arbitration proceedings shall be conducted under the rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be Singapore. The arbitration shall be conducted in the English language and there shall be three arbitrators, with the Purchaser and the Seller each picking one arbitrator, and the two arbitrators picking a third arbitrator.

     (c) In the resolution of the dispute, the arbitrators shall give effect to the letter and the spirit of this Agreement and, where necessary, reconcile conflicting provisions of the Agreement in this spirit. In case of conflict between the Agreement and the applicable Law, the arbitrators shall give effect to this Agreement and the reasonable intentions and expectations of the Parties.

     SECTION 8.12. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     SPIRE CORPORATION

                                     By: /s/ Roger G. Little            7/31/07
                                         ---------------------------------------
                                         Name: Roger G. Little
                                         Title: CEO


                                     GLORIA SOLAR CO., LTD.

                                     By: /s/ George Hsu                 7/31/07
                                         ---------------------------------------
                                         Name: George Hsu
                                         Title: COO